EXHIBIT 10.4

AGREEMENT AND DEED OF PLEDGE

REGISTERED SHARES MK GOLD EXPLORATION B.V.

On this seventh day of March two thousand and five, appears before me Professor Martin van Olffen, “notaris” (civil law notary) in Amsterdam: [**]

acting for the purposes hereof as attorney authorized-in-writing of:

1.	MK Resources Company, a corporation organized under the laws of the State of Delaware, the United States of America with its registered office at: 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, the United States of America, hereinafter: the “Pledgor”;

2.	Leucadia National Corporation, a corporation under the laws of the State of New York, the United States of America, with its registered office at: 315 Park Avenue South, New York, NY 10010, the United States of America, hereinafter: the “Pledgee”; and

3.	MK Gold Exploration B.V., a private company with limited liability organized under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands and with its address at: Strawinskylaan 3105 7E etage, 1077 ZX Amsterdam, the Netherlands, hereinafter: the “Company”, and as such representing the Pledgor, the Pledgee and the Company, respectively.

The person appearing before me declares as follows.

WHEREAS:

(i)	the Pledgee and the Pledgor have entered into Amendment No. 12 to the Credit Agreement (both as defined below), inter alia on the condition that the Pledgor will grant the Pledgee security rights in the form of first ranking rights of pledge (pandrechten) on sixty-five percent (65%) of the Pledgor’s shares in the share capital of the Company in favour of the Pledgee pursuant to this Deed of Pledge;

(ii)	the Pledgor is the holder of the Present Shares (as defined below);

(iii)	the Pledgor acquired legal title to the Present Shares at the incorporation of the Company by virtue of a notarial deed executed on the twenty-third day of February two thousand before a duly authorized substitute of Mr. J.H.J. Preller, notaris at Rotterdam, the Netherlands,

THE PARTIES HERETO AGREE AND DECLARE AS FOLLOWS:

Article 1

Definitions

In this Deed of Pledge the following capitalized terms shall have the meaning set opposite thereto unless expressly stated otherwise.

Amendment 12: Amendment 12 to the Credit Agreement, dated as of the fourth day of March two thousand and five;

Business Day: Any other day than: Saturday, Sunday and any other day on which banks located in New York are authorized or required to close;

BV Credit Agreement: The credit agreement dated as of the fourth day of March two thousand and five, between the Pledgee, as lender, and the Company, as borrower (as such credit agreement may be amended from time to time), pursuant to which a credit facility was granted by the Pledgee to the Company;

Costs: Means the costs described in Article 11;

Credit Agreement: The credit agreement dated as of the first day of March nineteen hundred and ninety-eight, as amended by Amendments numbered 1 through 11 and as further amended by Amendment 12, between the Pledgee, as lender, and the Pledgor, as borrower (and as such credit agreement may be further amended from time to time), pursuant to which a credit facility was granted by the Pledgee to the Pledgor;

DCC: The Dutch Civil Code;

Deed or Deed of Pledge: This agreement and deed of pledge;

Event of Default: Has the meaning given to such term in the Credit Agreement and the Guaranty;

Guaranty: The form of guaranty attached as Exhibit III to the Credit Agreement dated as of the fourth day of March two thousand and five, by the Pledgor in favor of the Pledgee, made to induce the Pledgee to provide a credit facility in the form of the BV Credit Agreement to the Company;

Present Shares: Eighteen thousand two hundred (18,200) registered shares in the share capital of the Company with a par value of one euro (EUR 1) each, numbers 1 up to and including 18,200, currently held by the Pledgor;

Secured Obligations: All existing and future claims by the Pledgee against the Pledgor to pay an amount of money by virtue of the Credit Agreement, the Guaranty and this Deed of Pledge, including, but not limited to, all amounts of principal, interest and costs (including the Costs).

Pledged Shares: Eleven thousand eight hundred and thirty (11,830) shares in the share capital of the Company, with a par value of one euro (EUR 1) each, numbered 1 up to and including 11,830 (being sixty-five percent (65%) of the Present Shares).

Article 2

Agreement to pledge

2.1	Pursuant to Section 2.7 of the Credit Agreement as amended by Amendment 12, and Section 20 of the Guaranty, the Pledgor and the Pledgee have agreed, in order to secure to the Pledgee the prompt payment in full of the Secured Obligations by the Pledgor, to create first ranking rights of pledge as meant in Section 3:236, subsection 2 DCC, on the Pledged Shares.

2.2	If and to the extent at any time it shall appear that any rights of pledge created hereby shall not have the ranking as referred to in paragraph 1 of this Article, the Pledgor and the Pledgee confirm, and to the extent necessary, hereby further agree, that valid rights of pledge have or shall nevertheless (have been) created with the highest possible ranking as shall then be possible under Dutch law.

Article 3

Creation of rights of pledge

3.1	In order to secure to the Pledgee the prompt payment in full of the Secured Obligations by the Pledgor, the Pledgor creates first ranking rights of pledge (verpandt) as meant in Section 3:236 subsection 2 DCC, to the Pledgee on the Pledged Shares, without prejudice to Article 5.1. hereof, which rights of pledge the Pledgee hereby accepts.

3.2	The Pledgor hereby irrevocably grants power of attorney (verleent onherroepelijke volmacht) to the Pledgee to represent the Pledgor with regard to all obligations of the Pledgor under this Deed of Pledge.

Article 4

Representations

The Pledgor hereby represents to the Pledgee that:

(a)	the Company has no shareholders other than the Pledgor and the Pledgor holds no other shares in the share capital of the Company than the Present Shares;

(b)	the Pledgor holds full and unencumbered title to the Pledged Shares;

(c)	the Pledged Shares are fully paid up;

(d)	the Pledgor has the full power (is volledig beschikkingsbevoegd) to pledge the Pledged Shares without any third-party rights being violated;

(e)	no limited rights (beperkte rechten) in respect of the Pledged Shares exist or have been created in advance (bij voorbaat) on the Pledged Shares, none have been attached, none have been disposed of in advance (bij voorbaat), nor will be disposed of, other than as permitted under the Credit Agreement, the BV Credit Agreement, the Guaranty and/or this Deed of Pledge;

(f)	neither the Pledgor nor the Company has been dissolved and no resolution to dissolve the Pledgor or the Company has been adopted by its general meeting of shareholders, and neither the Pledgor nor the Company has been dissolved by virtue of a decision to that effect by the competent court pursuant to an order thereto by the public prosecutor or pursuant to a request of the managing board or any interested third party, or by virtue of a decision of the competent chamber of commerce;

(g)	no depositary receipts (certificaten) have been issued for the Pledged Shares with the co-operation of the Company;

(h)	except as permitted or contemplated by the Credit Agreement, the BV Credit Agreement, the Guaranty and/or this Deed of Pledge, neither the Company nor the Pledgor has entered into any agreement pursuant to which it is obliged to do anything which would cause the foregoing to be untrue and incorrect, nor has any agreement or other instrument been entered into or signed by the Pledgor or the Company pursuant to which it has transferred or is obliged to transfer any rights attached to the Pledged Shares or pursuant to which it has granted options, warrants or similar rights with respect to the Pledged Shares;

(i)	no resolution or other action has been adopted or taken by the Company or its general meeting of shareholders since the Company’s incorporation to amend the articles of association of the Company, other than the resolution of the twenty-eight day of February two thousand and five which is attached to this deed.

Article 5

Rights to collect distributions; voting rights; other rights

5.1	So long as no Event of Default shall have occurred the Pledgor shall be entitled to collect, retain and utilize

(a)	any and all dividends and any and all distributions from retained earnings and other reserves;

(b)	any and all distributions whether by way of return of paid up nominal share capital, paid in capital surplus, liquidation proceeds or otherwise, in respect of the Pledged Shares, whether made in cash or in the form of assets, in such manner as the Pledgor deems appropriate, free from the rights of pledge hereby created.

The Pledgor is further in that event authorized to demand performance of the obligations to pay the distributions referred to above, whether by way of court action or otherwise.

5.2	Upon or at any time after the occurrence of an Event of

Default, the Pledgor’s rights under Article 5.1 hereof shall automatically cease and the Pledgee shall be entitled to, and shall have the right to collect, any and all distributions as referred to in Article 5.1 and to demand performance of the payment obligation, whether by way of court action or otherwise, provided (i) that the Pledgee shall apply any and all cash amounts so collected to satisfy the Secured Obligations, to the fullest extent permitted by Dutch law, in the manner set forth in Article 5.3, and provided (ii) that any distributions in the form of assets shall be received subject to the rights of pledge hereby created, to the fullest extent permitted by or possible under Dutch law or any other law governing such assets or the creation of an encumbrance thereon.

5.3	Any net amount received by the Pledgee in accordance with Article 5.2 hereof, shall to the fullest extent permitted by Dutch law be applied by the Pledgee to satisfy the Secured Obligations in the manner as it deems appropriate.

5.4	The Pledgee shall not have the rights which Dutch law affords the holders of depositary receipts for shares that have been issued with the co-operation of the company concerned as referred to in Section 2:198, subsection 4, DCC.

5.5	So long as no Event of Default shall have occurred, the Pledgor shall have the voting rights pertaining to the Pledged Shares, and the Pledgor may exercise any and all of such voting rights or any part thereof with due observance of Article 5.7 hereof (i) for any purpose not inconsistent with the terms of this Deed of Pledge, the Guaranty or the Credit Agreement and (ii) in a way

which in the Pledgee’s reasonable judgement shall have no material adverse effect on the value or enforceability or the rights of pledge created hereby in the Pledged Shares. Upon or at any time after the occurrence of an Event of Default, the Pledgor’s rights under this Article 5.5 hereof shall automatically cease and the Pledgee shall have the voting rights pertaining to the Pledged Shares, and the Pledgee may exercise any and all of such voting rights or any part thereof.

5.6	Both the stipulation that the Pledgee shall have the voting rights pertaining to the Pledged Shares upon an Event of Default and the transfer of the voting rights (overgang van het stemrecht) within the meaning of Section 2:198, subsection 3, DCC are permitted under the articles of association of the Company and the creation of the rights of pledge has been unconditionally approved by a resolution in writing of the managing board of the Company dated the fourth day of March two thousand and five, a copy of which is attached to this Deed.

5.7	Without prejudice to what has been provided in Article 5.5, the Pledgor shall not vote in favour of the following proposals made to the Company’s general meeting of shareholders without the prior written consent of the Pledgee, which consent shall not be withheld unreasonably, and which shall be deemed to have been granted if not granted or refused and notified in writing to the Pledgor within five (5) Business Days after the date of the request:

(a)	a resolution to amend the Company’s articles of association;

(b)	a resolution to dissolve the Company and a resolution to (de)merge the Company within the meaning of Chapter 7, Book 2, DCC;

(c)	a resolution to issue shares in the share capital of the Company and a resolution to grant rights to subscribe for shares in the share capital of the Company;

(d)	a resolution to grant authority for the acquisition by the Company of shares in its own share capital;

(e)	a resolution to approve the transfer of shares in its own share capital to the Company or to approve a transfer of such shares held by the Company.

Article 6

Remedies

6.1	If (a) any of the Secured Obligations have become due and payable (whether at maturity or by acceleration upon the occurrence of an Event of Default); and (b) the Pledgor fails to discharge any of such Secured Obligations, the Pledgor is in default (in verzuim) within the meaning of Section 3:248, DCC, and the Pledgee shall, without prejudice to the rights of the Pledgee referred to in Article 5.2 hereof, be entitled to the fullest extent permitted by Dutch law, to

(i)	sell the Pledged Shares at a public auction in accordance with local custom and conditions in accordance with Section 3:250, DCC; or

(ii)	apply for a court order authorizing the sale of the Pledged Shares in a manner other than as referred to under (i) as to be determined by such court, or authorizing that title to the Pledged Shares shall be vested in the Pledgee in payment of such amounts as determined by such court, in accordance with Section 3:251, DCC, all the foregoing subject to any share transfer restrictions (blokkeringsbepalingen) as are provided in the articles of association of the Company as such articles of association are in force at the time of such exercise.

6.2	Nothing in this Deed of Pledge shall prevent the Pledgee from exercising any and all rights and remedies under the Credit Agreement, the Guaranty or any other agreement to which the Pledgor and the Pledgee are a party.

6.3	The Pledgor and the Pledgee agree that the Pledgee shall have the obligations as referred to in Section 3:252 DCC.

6.4	The Pledgor and the Pledgee agree that the Pledgor shall have the rights as referred to in Section 3:251, subsection 1, DCC.

Article 7

Termination; Amounts due

7.1	If the Pledgor has fully performed all of the Secured Obligations, or, insofar as the Secured Obligations relate to the Guaranty, the Pledgor has no further obligations under the Guaranty, the Pledgee shall upon the Pledgor’s first request confirm in writing that the rights of pledge on the Pledged Shares have terminated. Articles 9, 11 and 13 shall survive the termination of the rights of pledge created hereby.

7.2	The outstanding amounts of the Secured Obligations shall be determined by reference to the accounts, books and records of the Pledgee, which evidence shall be binding on the Pledgor, without prejudice to the right of the Pledgor to prove otherwise.

7.3	The Pledgor agrees in advance with a written statement of the Pledgee stating that the Pledgee renounces (doet afstand van) the rights of pledge on any of the Pledged Shares created by this Deed of Pledge.

Article 8

Amendments of the Secured Obligations

8.1	The Pledgor hereby explicitly acknowledges that any modification, amendment, release, waiver or modification of the Secured Obligations or any part thereof, this Deed of Pledge, the Guaranty, the Credit Agreement or any other documentation guaranteeing or securing the Secured Obligations, or any part thereof, toward the Pledgee, shall not discharge or otherwise prejudice the rights of pledge created by this Deed of Pledge.

8.2	No failure or delay by the Pledgee in exercising, and no course of dealing with respect to, any right, power or remedy under this Deed of Pledge, the Guaranty or under the Credit Agreement or any document delivered in connection herewith, shall operate as a waiver thereof or shall impair such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.

8.3	The rights of pledge created by this Deed of Pledge, shall be in addition to and shall not operate so as to prejudice or affect any other security right which the Pledgee may be entitled to or at any time hereafter may acquire for or in respect of the Secured Obligations and shall not be affected by any invalidity of any such other security right.

Article 9

No liability of the Pledgee

The Pledgor shall indemnify (schadeloos stellen) the Pledgee against, and keep the Pledgee harmless from (vrijwaren), all losses, costs an damages of every nature and kind whatsoever, sustained or suffered by the Pledgee or for which the Pledgee may be or become liable as a result of the pledging of the Pledged Shares by the Pledgor to the Pledgee by this Deed of Pledge, including such losses, costs and damages claimed by third parties and including legal costs to defend such claims.

Article 10

Miscellaneous

10.1	The Pledgor shall at all times immediately notify in writing the Pledgee of all that may be of significance to the Pledgee with regard to the Pledged Shares or the exercise of the Pledgee’s rights, pursuant to this Deed of Pledge.

10.2	The Pledgor shall notify the Pledgee immediately in writing in the event of attachment (beslag) of all or any one of the Pledged Shares. The Pledgor shall inform the bailiff serving the writ levying such attachment of the rights of the Pledgee under this Deed of Pledge.

Article 11

Costs

11.1	If the Pledgor defaults in the fulfilment of any obligation towards third parties in relation to the Pledged Shares whatsoever, the Pledgee is authorized, but under no obligation, to fulfil this obligation on behalf of and for the account of the Pledgor. The amounts due by the Pledgor to the Pledgee resulting therefrom will be considered as Costs incurred under this Deed of Pledge.

11.2	All Costs incurred by a party to this Deed in preparing, concluding or performing this Deed are for its own account.

Article 12

Notices

12.1	Any notice or other communication under or in connection with this Deed of Pledge shall be in writing and shall be delivered personally or by courier or by registered mail or fax to the respective addresses or fax numbers set forth below or as a party may have notified to the other party in accordance with Article 12.2 and 12.3. A notice or communication which has not been given in accordance with this Article 12.1 shall be invalid.

12.2	For all purposes hereof each party chooses domicile at the following address:

the Pledgor at:

MK Resources Company

60 East South Temple, Suite 1500

Salt Lake City, Utah 84014

Attention of John Farmer

Fax number: (801) 297 6950

Telephone number: (801) 297 6900

the Pledgee at:

Leucadia National Corporation

315 Park Avenue South

New York, NY 10010-3679

Attention of Joseph Orlando

Fax number: (212) 598 3241

Telephone number: (212) 460 1932

the Company at:

60 East South Temple, Suite 1500

Salt Lake City, Utah 84014

Attention of John Farmer

Fax number: (801) 297 6950

Telephone number: (801) 297 6900

Article 13

General conditions; applicable law; jurisdiction

13.1	The foregoing shall also apply to agreements in relation to this Deed of Pledge, to the extent the relevant agreement does not provide otherwise.

13.2	This Deed of Pledge shall exclusively be governed by Dutch law.

13.3	All disputes arising in connection with this Deed of Pledge and/or the agreements included herein, including but not limited to any disputes regarding the existence and validity thereof shall exclusively by adjudicated by the competent courts in Amsterdam.

Article	14

Binding effect and entire agreement; amendment

14.1	If part of this Deed is or becomes invalid or non-binding, the parties shall remain bound to the remaining part. The parties shall replace the invalid or non-binding part by provisions which are valid and binding and the effect of which, given the contents and purpose of this Deed, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

14.2	This Deed may not be rescinded in whole or in part.

14.3	This Deed contains the entire agreement of the parties in relation to its subject matter.

14.4	Unless this Deed expressly provides otherwise, it contains no stipulations for the benefit of a third party which could be invoked by a third party against a party to this Deed.

14.5	This Deed may only be amended or supplemented in writing.

14.6	With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) all parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to the Pledgor in connection with, or acts as counsel for or on behalf of the Pledgor in the event of any dispute relating to, this Deed or any related agreement, and (ii) the civil law notary mentioned in the opening paragraph of this Deed executes this Deed even though he works at De Brauw Blackstone Westbroek N.V. as civil law notary.

14.7	Subclauses 1 to 6 inclusive shall apply mutatis mutandis to all agreements connected with this Deed, unless the relevant agreement expressly provides otherwise.

14.8	Waiver of any rights of pledge on one or more Pledged Shares created hereby can only be effected by notarial deed.

Acknowledgements by the Company

The Company hereby declares that it:

(a)	has reviewed this Deed of Pledge;

(b)	acknowledges the pledging of the Pledged Shares as set forth in this Deed of Pledge;

(c)	shall act in accordance with the provisions of this Deed of Pledge and, in particular, without limitations, shall notify the Pledgee timely and in writing of every general meeting of shareholders of the Company;

(d)	shall without delay register the pledging of the Pledged Shares in the shareholders register of the Company together with the exact date and time of the rights of pledge created hereby and shall issue to the Pledgee as soon as practically possible an extract from such register relating to the rights of pledge of the Pledged Shares.

Sufficient proof of the existence of the powers of attorney has been given to me, notaris.

The written powers of attorney are evidenced by three private instruments, which are attached to this deed.

To this deed are further attached the resolutions referred to in Articles 4.(i) and 5.6.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at .